EXHIBIT 19.1

SACHEM CAPITAL CORP.

POLICY ON INSIDER TRADING

AND

DISCLOSURE OF MATERIAL NON PUBLIC INFORMATION

In the course of conducting the business of Sachem Capital Corp. (the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You must maintain the confidentiality of material nonpublic information and may not use it in connection with the purchase or sale of Company securities or the securities of any other entity to which the information relates nor may you disclose such information to others except in the limited circumstances set forth below. The Company has adopted this policy on insider trading and the maintenance of confidential information (this “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

Scope of Coverage

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees. These policies are set forth in the Company’s Addendum to Insider Trading Policy that applies to directors, officers, and certain designated employees of the Company who have access to material nonpublic information about the Company on a periodic basis. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre-clearance for all transactions in Company securities.

Inside Information

Company policy and the laws of the United States and many other countries strictly prohibit any director, officer or employee of the Company, whenever and in whatever capacity employed, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while in possession of “inside information” about the Company. Inside information is any material nonpublic information about a company.

If you become aware of any inside information, you may not execute any trade in Company securities and you should treat the information as strictly confidential and,

generally, not to be disclosed to others (see “Tipping” below). This prohibition applies to Company securities as well as the securities of any other company about which you acquire inside information in the course of your duties for the Company. It also applies to transactions for any Company account, client account, employee account or account over which the employee has investment discretion. You are responsible for reviewing this Policy on Insider Trading and ensuring that your actions do not violate it.

Material Nonpublic Information

As noted above, it is illegal and a violation of Company policy to trade securities while aware of material nonpublic information.

What is Material Information?

Under Company policy and United States laws, information is material if:

•	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•	the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

•	earnings announcements or estimates, or changes to previously released announcements or estimates;
•	other unpublished financial results;
•	asset write-downs and additions to reserves for bad debts;
•	expansion or curtailment of operations;
•	new products, inventions or discoveries;
•	major litigation or government actions;
•	mergers, acquisitions, tender offers, joint ventures or changes in assets;
•	changes in analyst recommendations or debt ratings;
•

events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or public or private sales of additional securities);

•	changes in control of the Company or extraordinary management developments;
•	extraordinary borrowing;
•	liquidity problems; and
•	changes in auditors or auditor notification that the Company may no longer rely on an audit report.

What is Nonpublic Information?

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

•	public filings with securities regulatory authorities;
•	issuance of press releases;
•	meetings with members of the press and the public; or
•	information contained in proxy statements and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity for at least one full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer.

What Transactions are covered by this Policy?

Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities.

•Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Insider Trading Policy or a proposed transaction, please ask our President, John L. Villano (the “Compliance Officer”).

“Tipping” Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is illegal and a violation of the Company’s Insider Trading Policy, as well as the

Company’s Policy on Confidentiality of Information, to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Avoid Speculation

Those subject to this Insider Trading Policy may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities “short.” Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its shareholders. The simultaneous sale through a broker of some or all of the shares acquired through the exercise of an option granted under a Company compensation plan is not considered a short sale, but such activity (i.e., a cashless exercise of options) is considered a trade and is subject to the restrictions discussed in this Policy and other applicable Company policies.

In addition, you may not hold Company securities in margin accounts or pledge Company securities.

Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and Company policy permit the persons subject to this Policy to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into when such person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. A person who wishes to enter into a Trading Plan must submit the Trading Plan to the Compliance Officer for his approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when such person is in possession of material nonpublic information about the Company. A Trading Plan may be amended or replaced only during periods when trading is permitted in accordance with this Policy.

Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

•	Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

•

Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.

•	Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•

Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

•

Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. [Use Company-authorized encryption software to protect confidential electronic communications.]

•	Comply with the specific terms of any confidentiality agreements of which you are aware.
•

Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

•	You may not bring the confidential information of any former employer to the Company.

Responding to Requests for Information

Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company. You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handles these inquiries without prior authorization. All requests for information regarding the Company should be referred to the Compliance Officer.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the Compliance Officer. In addition, if you:

•	receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Compliance Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material nonpublic information can be quite severe. Besides requiring disgorgement of profits gained or losses avoided, there are now substantial civil and criminal penalties which may be assessed for insider trading. Penalties could include imposition of a penalty of up to three times the illicit windfall. In addition, corporations may be fined up to $25,000,000 and individuals may be fined up to $5,000,000 and imprisoned for up to twenty years for insider trading violations. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with the Company’s Insider Trading Policy, you must consult the Compliance Officer.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Policy must acknowledge their understanding of, and intent to comply with, this Policy on the form attached to this Policy.

INSIDER TRADING POLICY

ACKNOWLEDGMENT FORM

I have received and read the Sachem Capital Corp. Policy on Insider Trading and Disclosure of Material Nonpublic Information and I understand its content. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading. If I am an employee of the Company, I acknowledge that the Policy on Insider Trading is a statement of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

SACHEM CAPITAL CORP.

ADDENDUM TO THE POLICY ON

INSIDER TRADING

INTRODUCTION

This Addendum to the Policy on Insider Trading (this “Addendum”) explains requirements and procedures which apply to all directors, officers and certain designated employees of the Company who have access to material nonpublic information about the Company, and is in addition to and supplements the Sachem Capital Corp. Policy on Insider Trading (the “Policy”). The Company will from time to time designate the individuals who, or positions that, are subject to this Addendum. Please note that this Addendum applies to all Company securities which you hold or may acquire in the future. Capitalized terms used but not defined in this Addendum shall have the same meaning as set forth in the Policy.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Compliance Officer. If you have provided the acknowledgement form attached to this Addendum you do not need to provide the acknowledgment form attached to the Policy.

Contact the Compliance Officer if at any time you:

•	have questions about this Policy or its application to a particular situation; or
•	plan to trade in the Company’s securities but are unsure about whether you are able to do so.

GENERAL RULES

In general terms, the law and Company Policy prohibit:

•

Buying or selling Company securities or derivative securities (or in some cases the securities of other companies) while in possession of material nonpublic information. In order to avoid even the appearance of impropriety, the Company’s policy is to require pre-clearance of all transactions in Company securities by those subject to this Addendum (as described in more detail below), and to prohibit any transactions in the Company’s securities by those subject to this Addendum during certain designated blackout periods, as detailed below.

•	Disclosing material nonpublic information to outsiders, including family members and others (tipping), who then trade in the Company’s securities or the securities of another company while in possession of that information.

•

Retaining “short-swing profits” earned by directors or certain officers through trading in the Company’s equity securities (including derivative securities), whether or not in possession of material nonpublic information. Any such profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.

•

The sale of any Company securities without complying with all the requirements of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). This Rule, also described in more detail later in this Policy, has detailed reporting requirements (on Form 144), and strict limitations and requirements regarding:

o	the number of shares that may be sold during an established period of time;
o	for certain securities, the length of time for which they must be held before they are sold;
o	the availability of publicly available information about the Company; and
o	the manner of sale.
•	Answering questions or providing information about the Company and its affairs to Company outsiders unless you are specifically authorized to do so, or it is a regular part of your position.

In addition, Company Directors and those officers designated by the Board of Directors as Section 16 Officers (“Section 16 Officers”) are required to file a number of forms with the Securities and Exchange Commission (the “SEC”) in connection with various events, which include:

•

An initial statement regarding beneficial ownership of equity securities of the Company, usually filed at the time of becoming a Director or Section 16 Officer, regardless of actual ownership of such securities (Form 3).

•	Statements of changes of beneficial ownership of securities of the Company, or derivatives thereof, to be filed before the end of the second business day after any such change (Form 4).
•	Annual statement of beneficial ownership of securities, filed within 45 days of the end of the Company’s fiscal year with respect to certain securities transactions not earlier reported (Form 5).

Although the Compliance Officer will provide information to its Directors and Section 16 Officers concerning these requirements and the filing of needed Forms, each Section 16 Officer and Director bears legal responsibility for complying with these requirements. Consult with the Compliance Officer, or, if you prefer, with your individual legal counsel regarding any questions you have in this area.

TRADING WHILE AWARE OF

MATERIAL NONPUBLIC INFORMATION

You must maintain the confidentiality of material nonpublic information and may not trade in Company securities or derivatives or the securities or derivatives of any other entity to which the information relates until the information has been made public. The Company has a detailed policy describing the prohibition against trading while aware of material nonpublic information (“Policy on Insider Trading”), which you must read and follow.

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person over whom the individual exercises substantial control over his, her or its securities trading decisions (collectively, “Family Members”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Compliance Officer. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged 10b5-1 Trading Plan adopted in accordance with the requirements of the Company’s Policy on Insider Trading. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

BLACKOUT PERIODS

In addition to being subject to the limitations set forth in the Company’s Policy on Insider Trading, those individuals subject to this Addendum (and their Family Members) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Company’s Policy on Insider Trading).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning on the 10th day following the end of the quarter and ending after the first full business day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Directors and Section 16 Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. The failure of the Compliance Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Directors and certain executive officers (the Section 16 Officers) of the Company must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, warrants, convertible securities, and stock appreciation rights.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a Director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Director’s or Section 16 Officer’s ownership of any Company equity securities the Director or Section 16 Officer owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a Director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000.

Family Holdings

Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the Director’s or Section 16 Officer’s immediate family sharing the Director’s or Section 16 Officer’s household. As a result, Directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the Director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Compliance Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for Director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage Directors and Officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Short-swing Exemptions for Certain Reinvestment and

Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine what profit there is (if any). Rule 16b-3 has carved out a few exceptions to what constitutes a “purchase” for these matching purposes.

Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for short-swing purposes, provided that the benefit plan meets various statutory requirements.

Prohibition Against Short Sales

Directors and Section 16 Officers are prohibited from making “short sales” of the Company’s equity securities. A short sale has occurred if the seller: (1) does not own the securities sold; or (2) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale.

LIMITATIONS AND REQUIREMENTS ON RESALES

OF THE COMPANY’S SECURITIES

Under the Securities Act, Directors and certain Officers who are affiliates of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register them under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

The relevant provisions of Rule 144 as they apply to resales by Directors and Officers seeking to take advantage of the safe harbor are as follows:

1.

Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the twelve months preceding the sale.

2.

Manner of sale. The sale of Company shares by a Director or Officer must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission (or to a market maker at the price held out by the market maker). Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

3.

Number of shares which may be sold. The amount of securities that a director or officer may sell in a three-month period is limited to one percent of the outstanding shares of the same class of the Company.

4.

Notice of proposed sale. If the amount of securities proposed to be sold by a Director or Officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the Officer or Director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

5.

Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

PENALTIES FOR VIOLATING THE SECURITIES LAWS

AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry. A Director’s resignation may be sought, or an Officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Directors, Officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all Directors and Officers should review this material carefully and contact the Compliance Officer prior to engaging in any transaction in the Company’s securities which might be in conflict with the securities law and this Company Policy.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum.

INSIDER TRADING POLICY AND ADDENDUM

ACKNOWLEDGMENT FORM

I have received and read the Sachem Capital Corp. Policy on Insider Trading and the Addendum thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading and the Addendum. If I am an employee of the Company, I acknowledge that the Policy on Insider Trading and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date